Exhibit 8.1

Hunton Andrews Kurth LLP file no: 73202.22

November 7, 2019

Investors Real Estate Trust

1400 31st Avenue SW, Suite 60

Minot, North Dakota 58702

Investors Real Estate Trust

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (the “Company”), and IRET Properties, a North Dakota limited partnership (the “Operating Partnership”), in connection with the offer and sale from time to time of up to $150,000,000 of common shares of beneficial interest, no par value per share, of the Company pursuant to a prospectus supplement filed on November 7, 2019 (the “Prospectus Supplement”) to a prospectus, dated September 7, 2017 (the “Prospectus”), as part of a registration statement on Form S-3 (No. 333-220378), filed with the Securities and Exchange Commission on September 7, 2017 (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Third Restated Declaration of Trust, dated September 23, 2003, as amended;

2.	the Operating Partnership’s Agreement of Limited Partnership (the “Operating Partnership Agreement”) dated as of January 31, 1997, as amended;

3.	the Registration Statement, the Prospectus, and the Prospectus Supplement;

4.	the taxable REIT subsidiary (“TRS”) elections for IRET-Westlake, Inc., LSREF Golden OPS 14 (WY), LLC and IRET-SH1, LLC (the “IRET SH1 TRS”); and

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

www.HuntonAK.com

Investors Real Estate Trust

November 7, 2019

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during the Company’s and the Operating Partnership’s taxable year ending December 31, 2019 and future taxable years, the Company and the Operating Partnership will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and in a certificate, dated the date hereof and executed by a duly appointed officer of the Operating Partnership (together, the “Officer’s Certificates”), true for such years;

3.	the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the organizational documents of the IRET SH1 TRS after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company, the Operating Partnership, or the IRET SH1 TRS after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussions in the Prospectus under the caption “Material Federal Income Tax Considerations” and the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

Investors Real Estate Trust

November 7, 2019

(a)       the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended April 30, 2016 through December 31, 2018, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2019, and thereafter; and

(b)       the description of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” and the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Investors Real Estate Trust

November 7, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Additional Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP